Exhibit 99.1

News

For Release: Tuesday, October 27, 2026, at 6:30 a.m. ET

GM Announces transfer of stock exchange listing to Nasdaq

DETROIT, October 27, 2026 – General Motors (NYSE: GM) today announced that it will transfer the listing of its common stock, par value $0.01 per share (the “Common Stock”), to the Nasdaq Global Select Market (“Nasdaq”) from the New York Stock Exchange (“NYSE”). The Common Stock is expected to continue to be listed under the NYSE ticker symbol “GM” through market close on November 16, 2026. The company expects to begin trading as a Nasdaq-listed company on November 17, 2026. Following the transfer to Nasdaq, the Common Stock will continue to trade under the symbol “GM.”

“GM’s customer-focused, technology-driven strategy is creating value for our stockholders, making Nasdaq a natural home for our listing as we grow,” said Paul Jacobson, GM Executive Vice President and Chief Financial Officer. “We’re grateful for our long-standing partnership with the New York Stock Exchange and its remarkable legacy.”

A Nasdaq listing provides eligibility for potential inclusion in the Nasdaq-100 Index®. No action is required by existing stockholders with respect to the transfer of the company’s listing.

General Motors (NYSE: GM) is driving the future of transportation, leveraging advanced technology to build safer, smarter, and lower emission cars, trucks, and SUVs. GM’s Buick, Cadillac, Chevrolet, and GMC brands offer a broad portfolio of innovative gasoline-powered vehicles and the industry’s widest range of EVs, as we move to an all-electric future. Learn more at GM.com.

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CONTACTS:

Jim Cain GM Communications 313-407-2843 james.cain@chevrolet.com	Ashish Kohli, CFA GM Investor Relations 847-964-3459 ashish.kohli@gm.com

Cautionary Note on Forward-Looking Statements: This press release and related comments by management may include “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact and represent our current judgment about possible future events. In making these statements, we rely upon assumptions and analysis based on our experience and perception of historical trends, current conditions, and expected future developments, as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any future events or financial results, and our actual results may differ materially due to a variety of factors, many of which are described in our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission. We caution readers not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other factors that affect the subject of these statements, except where we are expressly required to do so by law.